News Release

Integra LifeSciences Reports Third Quarter 2022 Financial Results
PRINCETON, N.J., October 26, 2022 - Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today reported financial results for the third quarter ending September 30, 2022.

Third Quarter 2022 Highlights
•Third quarter revenues of $385 million decreased 0.4% on a reported basis and increased 3.5% on an organic basis compared to the prior year.

•Third quarter GAAP earnings per diluted share of $0.60, compared to $0.51 in the prior year; adjusted earnings per diluted share of $0.86, compared to $0.86 in the prior year.

•The Company completed the sale of its non-core traditional wound care (“TWC”) business at the end of August 2022.

•The Company is raising its earnings per share outlook to a range of $3.29 to $3.33 and reaffirming its full-year 2022 revenue guidance at the midpoint of its prior guidance with a tightened range of $1,551 million to $1,563 million. The revenue range represents reported growth of 0.5% to 1.3%, inclusive of the divestiture of the TWC business and an updated foreign currency outlook, with organic growth of 3.7% to 4.5%.

“We are pleased with our sales performance in the third quarter. Our diverse portfolio continues to deliver solid, profitable growth for our shareholders,” said Jan De Witte, Integra’s president and chief executive officer. “We continue to see strong demand for our products globally and are focused on our execution in achieving our short- and long-term targets.”

Third Quarter 2022 Consolidated Performance

Total reported revenues of $385.2 million decreased 0.4% on a reported basis and increased 3.5% on an organic basis compared to the prior year.
The Company reported GAAP gross margin of 61.5%, compared to 62.7% in the third quarter of 2021. Adjusted gross margin was 66.7%, compared to 68.3% in the prior year.
Adjusted EBITDA for the third quarter of 2022 was $105.3 million, or 27.3% of revenue, compared to $104.3 million, or 27.0% of revenue, in the prior year.
The Company reported GAAP net income of $49.9 million, or $0.60 per diluted share, in the third quarter of 2022, compared to a GAAP net income of $43.2 million, or $0.51 per diluted share, in the prior year.
Adjusted net income for the third quarter of 2022 was $71.7 million, or $0.86 per diluted share, compared to $73.1 million, or $0.86 per diluted share, in the prior year.

Third Quarter 2022 Segment Performance
•Codman Specialty Surgical (~65% of Revenues)
•Total revenues were $249.8 million, representing reported decline of 2.6% and organic growth of 1.6% compared to the third quarter of 2021, driven by strength in both advanced energy and CSF management partially offset by the impact of the CereLink® recall in neuro monitoring.

•Tissue Technologies (~35% of Revenues)
•Total revenues were $135.4 million, representing reported growth of 3.9% and organic growth of 7.2% compared to the third quarter of 2021, driven by sales of Integra skin, amniotics and ACell MicroMatrix®.

Key Products and Business Highlights

•Advancing Key Products

•Return-to-market plans for the CereLink ICP monitor are progressing, targeting first half of 2023.
◦Third quarter results include a $1.5 million recall returns provision and a $0.8 million rework accrual in cost of goods sold, both of which impacted gross margin.

•Expanded the CUSA® Clarity portfolio
◦CUSA Clarity extended laparoscopic tip launched in the U.S., bringing the benefits of ultrasonic ablation technology to minimally invasive laparoscopic liver procedures.

◦CUSA single-sided bone tip received 510(k) approval. Commercial launch is expected in the first quarter of 2023.

•Advanced the science for the Aurora® Surgiscope® with the publication, in Operative Neurosurgery, of the first peer-reviewed journal article. The Aurora Surgiscope is intended for use in neurosurgery and endoscopic neurosurgery and pure neuroendoscopy (i.e., ventriculoscopy) for visualization, diagnostic and/or therapeutic procedures such as ventriculostomies, biopsies and removal of cysts, tumors and other obstructions.

•Business Highlights

•Completed the previously announced sale of the non-core TWC business to Gentell, LLC for $28.8 million, which consists of $27.8 million in cash plus $1.0 million in contingent consideration which may be received upon achieving certain revenue-based performance milestones. The transaction included the sale of the Company's TWC products, such as sponges, gauze and conforming bandages, and certain advanced wound care dressings, such as supportive, calcium alginate, hydrogel, and foam dressings.

•Issued our inaugural Environmental, Social and Governance (ESG) report. The report highlights 2021 performance in key areas such as employee health and safety, diversity and inclusion, community impact, ethics and compliance, and environmental responsibility. The report also includes the company’s ESG strategy and roadmap to long-term sustainability.
•Appointed two new key executives

◦Harvinder Singh, EVP & President, International, based in Singapore with a focus on setting and executing product-market strategies and building out Integra’s local commercial capabilities in international markets.

◦Mark Jesser, CVP & Chief Digital Officer, based in our Princeton, N.J. headquarters with a focus on partnering with our commercial, strategic marketing and business development teams to define and execute digital proposition strategies that enhance Integra’s device portfolio and its positioning within the digital health ecosystem.

Balance Sheet, Cash Flow and Capital Allocation
The Company generated cash flow from operations of $68 million in the quarter. Net debt at the end of the quarter was $1.04 billion, and the consolidated total leverage ratio was 2.4x.

As of quarter end, the Company had total liquidity of approximately $1.75 billion, including approximately $512 million in cash and the remainder available under the revolving credit facility.

2022 Outlook
For the full year 2022, the Company is reaffirming its revenue expectations at the midpoint of its August 2022 guidance with a tightened range of $1,551 million to $1,563 million. The revenue range represents reported growth of 0.5% to 1.3%, inclusive of the divestiture of the TWC business and an updated foreign currency outlook, with organic growth of 3.7% to 4.5%. Our guidance reflects our solid revenue performance through the first 9 months while considering the macro environment, continuing supply constraints, and potential adjustments to the CereLink reserve.

Full-year 2022 reported revenue guidance reflects an additional 25 basis points of unfavorable foreign currency impact relative to guidance provided in August 2022. Foreign currency is now expected to unfavorably impact full year reported growth by approximately 250 basis points compared to the prior year due to the continuing strength of the US Dollar.

Full year 2022 adjusted EPS guidance is being raised to a range of $3.29 to $3.33, an increase of $0.15 at the mid-point compared to the Company’s August guidance.

For the fourth quarter 2022, the Company expects reported revenues in the range of $391 million to $403 million, representing reported growth of -3.5% to -0.6% and organic growth of 1.3% to 4.3%. Adjusted earnings per diluted share is expected to be in a range of $0.87 to $0.91.

The Company’s guidance for fourth quarter and full-year organic sales growth excludes acquisitions and divestitures, the effects of foreign currency and the year-over-year change in revenue from discontinued products. Organic growth includes ACell as of January 20, 2022 and excludes sales from the TWC divestiture as of September 1, 2022. Adjusted earnings per share guidance reflects the impact of the divestiture of the TWC business as well as an updated foreign currency outlook.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 a.m. ET on Wednesday, October 26, 2022, to discuss third quarter 2022 financial results, and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question-and-answer session following the call. Integra's management team will reference a presentation during the conference call, which can be found on the Investor section of the website at investor.integralife.com.

Access to the live call is available by dialing 866-571-0905 and using the passcode 1121226#. A simultaneous webcast of the call will be available via the Company’s website at www.integralife.com. A webcast replay of the call can be accessed through the Investor Relations homepage of Integra's website at www.integralife.com. A replay of the call will be available until November 7, 2022 by dialing 866-583-1035 and using the passcode 1121226#.

About Integra
Integra LifeSciences is a global leader in regenerative tissue technologies and neurosurgical solutions dedicated to limiting uncertainty for clinicians so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Aurora®, Bactiseal®, BioD™, CerebroFlo®, CereLink® Certas® Plus, Codman®, CUSA®, Cytal®, DuraGen®, DuraSeal®, Gentrix®, ICP Express®, Integra®, Licox® , MAYFIELD®, MediHoney®, MicroFrance®, MicroMatrix®, NeuraGen® , NeuraWrap™ , PriMatrix®, SurgiMend®, TCC-EZ® and VersaTru®. For the latest news and information about Integra and its products, please visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” "forecast," "guidance," “plan,” “anticipate,” "target," or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as divestiture, acquisition and integration-related charges, intangible asset amortization, structural optimization charges, EU Medical Device Regulation-related charges, and income tax expense (benefit) related to non-GAAP adjustments and other items, capital return plans and expectations and plans with respect to strategic initiatives and product development. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the impact of COVID-19 (and any subsequent variants) and its effects on our employees, customers, patients, suppliers and distributors, including the economic impacts of the various recommendations, orders and protocols issued by governmental agencies and other regulatory bodies (including any periodic reimplementation of preventative measures in various global locations) in response to the continual evolution of the pandemic; macroeconomic conditions, including inflation, disruptions to the global supply chain, fluctuations in currency exchange rates, weakness in general economic conditions and recessions; the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate acquired businesses; the Company’s ability to achieve sales growth in a timely fashion and execute on its channel reorganization in its Tissue Technologies segment; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to access and maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of divestiture, acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect areas of our operations including, but not limited to, those affecting the health care industry, including the EU Medical Devices Regulation; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2021 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, free cash flow and adjusted free cash flow conversion. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) intangible asset amortization expense; and (v) income tax impact from adjustments. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by operating activities less purchases of property and equipment.

Reconciliations of GAAP revenues to organic revenues and GAAP adjusted net income to adjusted EBITDA, and adjusted net income, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters and nine months ended September 30, 2022 and 2021, and the free cash flow and adjusted free cash flow conversion for the quarters and twelve months ended September 30, 2022 and 2021, appear in the financial tables in this release.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

Investor Relations Contact:

Chris Ward
(609) 772-7736
chris.ward@integralife.com

Media Contact:

Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2022	2021
Total revenues, net	$385,191	$386,861

Costs and expenses:
Cost of goods sold	148,445	144,468
Research and development	24,736	25,831
Selling, general and administrative	143,820	156,010
Intangible asset amortization	3,141	4,113
Total costs and expenses	320,142	330,422

Operating income	65,049	56,439

Interest income	3,264	1,786
Interest expense	(12,809)	(12,192)
Gain (loss) from sale of business	644	(230)
Other income, net	2,648	4,985
Income before income taxes	58,796	50,788
Income tax expense	8,881	7,559
Net income	$49,915	$43,229

Net income per share:
Diluted net income per share	$0.60	$0.51

Weighted average common shares outstanding for diluted net income per share	83.399	85,447

The following table presents revenues disaggregated by the major sources for the three months ended September 30, 2022 and 2021 (amounts in thousands):

	Three Months Ended September 30,
	2022	2021	Change
Neurosurgery	193,848	199,210	(2.7)%
Instruments	55,948	57,287	(2.3)%
Total Codman Specialty Surgical	249,796	256,497	(2.6)%

Wound Reconstruction and Care	104,625	99,744	4.9%
Private Label	30,770	30,620	0.5%
Total Tissue Technologies	135,395	130,364	3.9%
Total reported revenues	385,191	386,861	(0.4)%

Impact of changes in currency exchange rates	11,786
Less contribution of revenues from acquisitions	—	—
Less contribution of revenues from divested products	(180)	(3,125)
Less contribution of revenues from discontinued products	(2,004)	(2,149)
Total organic revenues(1)	$394,793	$381,587	3.5%

(1) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended September 30, 2022

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges(1)	(13,841)	177	(12,151)	(547)	—	(1,320)	—
Structural Optimization charges	10,112	2,765	7,356	(9)	—	—	—
EU Medical Device Regulation charges	13,208	1,257	5,672	6,279	—	—	—
Intangible asset amortization expense	19,192	16,051	—	—	3,141	—	—
Estimated income tax impact from above adjustments and other items	(6,892)	—	—	—	—	—	(6,892)
Depreciation expense	10,275	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

(1) Acquisition, divestiture and integration-related charges are associated with Arkis Biosciences, ACell acquisitions and the divestiture of Extremity Orthopedics and traditional wound care (TWC). Includes banking, legal, consulting, systems, and other income and expenses.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended September 30, 2021

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges(1)	2,637	1,954	2,166	(160)	—	(1,323)	—
Structural Optimization charges	6,719	2,993	2,235	1,492	—	—	—
EU Medical Device Regulation charges	7,077	907	1,985	4,185	—	—	—
Intangible Asset Amortization Expense	20,248	16,135	—	—	4,113	—	—
Estimated income tax impact from above adjustments and other items	(6,853)	—	—	—	—	—	(6,853)
Depreciation expense	9,873	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and includes banking, legal, consulting, systems, and other income and expenses.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,
	2022	2021

GAAP net income	49,915	43,229
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	29,467	30,121
Other (income) expense, net	(1,972)	(3,432)
Interest expense, net	9,545	10,406
Income tax expense	8,881	7,559
Structural optimization charges	10,112	6,719
Acquisition, divestiture and integration-related charges(1)	(13,841)	2,637
EU Medical Device Regulation charges	13,208	7,077
Total of non-GAAP adjustments	55,400	61,087
Adjusted EBITDA	$105,315	$104,315

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and TWC. Includes banking, legal, consulting, systems, and other income and expenses.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2022	2021

GAAP net income	49,915	43,229
Non-GAAP adjustments:
Structural optimization charges	10,112	6,719
Acquisition, divestiture and integration-related charges(1)	(13,841)	2,637
EU Medical Device Regulation charges	13,208	7,077
Intangible asset amortization expense	19,192	20,248
Estimated income tax impact from adjustments and other items	(6,892)	(6,853)
Total of non-GAAP adjustments	21,779	29,828
Adjusted net income	$71,694	$73,058

Adjusted diluted net income per share	$0.86	$0.86
Weighted average common shares outstanding for diluted net income per share	83,399	85,447

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and TWC. Includes banking, legal, consulting, systems, and other income and expenses.

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	September 30, 2022	December 31, 2021

Cash and cash equivalents	$511,937	$513,448
Trade accounts receivable, net	248,268	231,831
Inventories, net	311,060	317,386

Current and long-term borrowing under senior credit facility	870,780	869,257
Borrowings under securitization facility	106,000	112,500
Long-term convertible securities	566,612	564,426

Stockholders' equity	$1,724,414	$1,684,804

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Nine Months Ended September 30,
	2022	2021

Net cash provided by operating activities	$179,135	$243,150
Net cash used in investing activities	(3,760)	(133,958)
Net cash used by financing activities	(154,254)	(98,747)
Effect of exchange rate changes on cash and cash equivalents	(22,632)	(10,380)

Net increase (decrease) in cash and cash equivalents	$(1,511)	$65

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,
	2022	2021
Net cash provided by operating activities	$68,310	$82,778

Purchases of property and equipment	$(9,157)	$(7,286)
Free cash flow	59,153	75,492

Adjusted net income(1)	$71,694	$73,058
Adjusted free cash flow conversion	82.5%	103.3%

	Twelve Months Ended September 30,
	2022	2021
Net cash provided by operating activities	$248,418	$323,414

Purchases of property and equipment	$(55,315)	$(29,023)
Free cash flow	$193,103	$294,391

Adjusted net income(1)	$274,183	$270,780
Adjusted free cash flow conversion	70.4%	108.7%

(1) Adjusted net income for quarters ended September 30, 2022 and 2021 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.